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                         SERVICES AND DISTRIBUTION PLAN
                     SMITH BARNEY MULTIPLE DISCIPLINE TRUST

     This Services and Distribution Plan (the "Plan") is adopted in accordance with rule 12b-1 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), by Smith Barney Multiple Discipline Trust, a business trust organized under the laws of the Commonwealth of Massachusetts (the "Trust") on behalf of its sub-trusts, subject to the following terms and conditions:

Section 1.  Annual Fee

     (a) Class A Service Fee. The Trust will pay to the distributor of its shares ("Distributor"), a service fee under the Plan at the annual rate of .25% of the average daily net assets of the Trust attributable to the Class A shares (the "Class A Service Fee").

     (b) Service Fee for Class B shares. The Trust will pay to the Distributor a service fee under the Plan at the annual rate of .25% of the average daily net assets of the Trust attributable to the Class B shares (the "Class B Service Fee").

     (c) Service Fee for Class L shares. The Trust will pay to the Distributor a service fee under the Plan at the annual rate of .25% of the average daily net assets of the Trust attributable to the Class L shares (the "Class L Service Fee," and collectively with the Class A Service Fee and the Class B Service Fee, the "Service Fees").

     (d) Distribution Fee for Class B shares. In addition to the Class B Service Fee, the Trust will pay the Distributor a distribution fee under the Plan at the annual rate of .75% of the average daily net assets of the Trust attributable to the Class B Distribution Fee, the "Distribution Fees").

     (e) Distribution Fee for Class L shares. In addition to the Class L Service Fee, the Trust will pay the Distributor a distribution fee under the Plan at the annual rate of .75% of the average daily net assets of the Trust attributable to the Class L shares (the "Class L Distribution Fee," and collectively with the Class B Distribution Fee, the "Distribution Fees").

     (f) Payment of Fees. The Service Fees and Distribution Fees will be calculated daily and paid monthly by the Trust with respect to the foregoing classes of the Trust's shares (each a "Class" and together the "Classes") at the annual rates indicated above.

Section 2.  Expenses Covered by the Plan

     With respect to expenses incurred by each Class its respective Service Fees and/or Distribution Fees may be used for; (a) costs of printing and distributing the Trust's prospectus, statement of additional information and reports to prospective investors in the Trust; (b) costs involved in preparing, printing and distributing sales literature pertaining to the Trust; (c) an allocation of overhead and other branch office distribution-related expenses of the Distributor; (d) payments made to, and expenses of financial representatives and other persons who provide support services in connection with the distribution of the Trust's shares, including but not limited to, office space and equipment, telephone

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facilities, answering routine inquires regarding the Trust, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Trust's Transfer agent; and (e) accruals for interest on the amount of the foregoing expenses that exceed the Distribution Fee and, in the case of Class B shares, the contingent deferred sales charge received by the Distributor; provided, however, that the Distribution Fees may be used by the Distributor only to cover expenses primarily intended to result in the sale of the Trust's Class B and L shares, including without limitation, payments to Distributor's financial consultants ant the time of the sale of Class B and L shares. In addition, Service Fees are intended to be used by the Distributor primarily to pay its financial consultants for servicing shareholder accounts, including a continuing fee to each such financial consultant, which fee shall begin to accrue immediately after the sale of such shares.

Section 3. Approval of Shareholders

     The Plan will not take effect, and no fees will be payable in accordance with Section 1 of the Plan, with respect to a Class until the Plan has been approved by a vote of a least a majority of the outstanding voting securities of the Class. The Plan will be deemed to have been approved with respect to a class so long as a majority of the outstanding voting securities of the Class votes for the approval of the Plan, notwithstanding that: (a) the Plan has not been approved by a major of the outstanding voting securities of any other Class, or
(b) the Plan has not been approved by a majority of the outstanding voting securities of the Trust.

Section 4. Approval of Trustees

     Neither the Plan nor any related agreements will take effect until approved by a majority of both (a) the full Board of Trustees and (b) those Trustees who are not interested persons of the Trust and who have not direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Qualified Trustees"), cast in person at a meeting called for the purpose of voting on the Plan and the related agreements.

Section 5. Continuance of the Plan

     The Plan will continue in effect with respect to each Class until
[     , 2003], and thereafter for successive twelve-month periods with respect to each Class; provided, however, that such continuance is specifically approved at least annually by the Trustees of the Trust and by a majority of the Qualified Trustees.

Section 6. Termination

     The Plan may be terminated at any time with respect to a Class (i) by the Trust without the payment of any penalty, by the vote of a majority of the outstanding voting securities of such Class or (ii) by a vote of the Qualified Trustees. The Plan may remain in effect with respect to a particular Class even if the Plan has been terminated in accordance with this Section 6 with respect to any other Class.

Section 7. Amendments

     The Plan may to be amended with respect to any Class so as to increase materially the amounts of the Fees described in Section 1 above, unless the amendment is approved by a vote of the holders of at least a majority of the outstanding voting securities of that class. No material amendment to the Plan may be made unless approved by the Trust's Board of Trustees in the manner described in Section 4 above.

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Section 8. Selection of Certain Trustees

     While the Plan is in effect, the selection and nomination of the Trust's Trustees who are not interested persons of the Trust will be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.

Section 9. Written Reports

     In each year during which the Plan remains in effect, a person authorized to direct the disposition of monies paid or payable by the Trust pursuant to the Plan or any related agreement will prepare and furnish to the Trust's Board of Trustees and the Board will review, at least quarterly, written reports complying with the requirements of the Rule, which sets out the amounts expended under the Plan and the purposes for which those expenditures were made.

Section 10. Preservation of Materials

     The Trust will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

Section 11. Meanings of Certain Terms

     As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meaning that those terms have under the 1940 Act by the Securities and Exchange Commission.

     IN WITNESS WHEREOF, the Trust has executed the Plan as of [       ,] 2002.



                                     SMITH BARNEY MULTIPLE DISCIPLINE TRUST


                                     By:
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                                        R. Jay Gerken
                                        Chairman of the Board